                SOUTHERN CALIFORNIA EDISON COMPANY AND CONSOLIDATED UTILITY-RELATED SUBSIDIARIES

                     RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED AND PREFERENCE STOCK

                                             (Thousands of Dollars)

                                                                      Year Ended December 31,
                                              ----------------------------------------------------------------------
                                                2000          2001          2002           2003          2004
                                              ------------------------------------------ ------------- -------------

EARNINGS BEFORE INCOME TAXES
  AND FIXED CHARGES:

Income before interest expense (1)          $(2,478,036)  $ 4,850,848   $ 2,473,121   $ 1,727,267   $ 1,767,449
Add:
  Rentals (2)                                     2,905         2,128         1,240           638           776
  Allocable portion of interest
       on long-term Contracts for
       the purchase of power (3)                  1,699         1,659         1,616         1,568         1,515
  Amortization of previously capitalized
       fixed charges                              1,390         1,083         1,440         1,638         1,405
                                              ----------    ----------    ----------    -----------------------
Total earnings before income
  taxes and fixed charges (A)               $(2,472,042)  $ 4,855,718   $ 2,477,417   $ 1,731,111   $ 1,771,145
                                              ==========    ==========    ==========    ==========    =========

FIXED CHARGES:
  Interest and amortization                 $   571,760   $   784,858   $   584,442   $   451,792   $   399,169
  Rentals (2)                                     2,905         2,128         1,240           638           776
  Capitalized fixed charges -
       nuclear fuel (4)                           1,538           756           520            97           839
  Allocable portion of interest on
       long-term contracts for
       the purchase of power (3)                  1,699         1,659         1,616         1,568         1,515
  Preferred and preference stock dividend
      requirements - pre-tax basis               33,754        37,907        29,119        22,262        22,962
                                              ----------    ----------    ----------    ----------    ---------
Total fixed charges (B)                     $   611,656   $   827,308   $   616,937   $   476,357   $   425,261
                                              ==========    ==========    ==========    ==========    ==========

RATIO OF EARNINGS TO
  FIXED CHARGES (A) / (B):                        (4.04)(6)      5.87          4.02          3.63          4.16
                                              ==========    ==========    ==========    ==========    =========

                                             6 Months              6 Months            12 Months
                                               Ended                Ended               Ended
                                           June 30, 2004        June 30, 2005       June 30, 2005
                                          -----------------    ----------------    -----------------

EARNINGS BEFORE INCOME TAXES
  AND FIXED CHARGES:

Income before interest expense (1)          $   771,217         $   620,204          $ 1,604,464
Add:
  Rentals (2)                                       342                 557                  986
  Allocable portion of interest
       on long-term Contracts for
       the purchase of power (3)                    775                 736                1,487
  Amortization of previously capitalized
       fixed charges                                716                 770                1,459
                                            ------------        -----------          -----------
Total earnings before income
  taxes and fixed charges (A)               $   773,050         $   622,267          $ 1,608,396
                                            ===========         ===========          ============

FIXED CHARGES:
  Interest and amortization                 $   198,910         $   194,826          $   383,112
  Rentals (2)                                       342                 557                  986
  Capitalized fixed charges -
       nuclear fuel (4)                             349                 209                  699
  Allocable portion of interest on
       long-term contracts for
       the purchase of power (3)                    775                 736                1,487
  Preferred and preference stock dividend
      requirements - pre-tax basis               12,844              14,316               24,810
                                            -----------        ------------          -----------
Total fixed charges (B)                     $   213,220        $    210,644          $    411,094
                                            ===========        ============          ============

RATIO OF EARNINGS TO
  FIXED CHARGES (A) / (B):                         3.63                2.95                 3.91
                                            ===========        ============          ===========

(1)    Includes allowance for funds used during construction and accrual of unbilled revenue.

(2)    Rentals include the interest factor relating to certain significant rentals plus one-third of all remaining annual rentals.

(3)    Allocable portion of interest included in annual minimum debt service requirement of supplier.

(4)    Includes fixed charges associated with Nuclear Fuel.

(5)    Ratio for 2000 is less than 1.00. In 2000, SCE needed an additional $3,083,698,000 in earnings before income taxes and fixed charges to achieve a 1.00 ratio.